As filed with the Securities and Exchange Commission on October 1, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TEKTRONIX, INC.

(Exact name of registrant as specified in its charter)

Oregon	3825	93-0343990
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

14200 SW Karl Braun Drive
Beaverton, Oregon 97077
(503) 627-7111
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Inet Technologies, Inc. 1998 Stock Option/Stock Issuance Plan

(Full title of the plan)

James F. Dalton
Tektronix, Inc.
14200 SW Karl Braun Drive
Beaverton, Oregon 97077
(503) 627-6700
(Name and address of agent for service)

With copies to:
John R. Thomas
Jason M. Brauser
Stoel Rives LLP
900 SW 5th Avenue, Suite 2600
Portland, Oregon 97204
(503)224-3380

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of	Amount	Maximum	Maximum
Securities to be	to be	Offering Price per	Aggregate Offering	Amount of
Registered (1)	Registered (2)	Share	Price (5)	Registration Fee
Common Stock, without par value (including the associated preferred stock purchase right)	1,390,637 (3)	$176.32 (4)	$74,659,727	$9,460

(1)	Each share of common stock registered hereunder includes an associated preferred stock purchase right. Until the occurrence of prescribed events, none of which has occurred, the preferred stock purchase rights are not exercisable, are evidenced by certificates representing common stock and may be transferred only with the common stock. No additional registration fee is payable with respect to the preferred stock purchase rights.

(2)	Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock, and including related preferred stock purchase rights

(3)	These shares are subject to options and share right awards outstanding under the Inet Technologies, Inc. 1998 Stock Option/Stock Issuance Plan (collectively, the “Inet Options and Awards”), that were assumed by the Registrant in connection with the Registrant’s acquisition of Inet on September 30, 2004.

(4)	The exercise prices for the Inet Options and Awards assumed by the Registrant in connection with the Registrant’s acquisition of Inet on September 30, 2004, as adjusted to reflect the exchange ratio as provided in the merger agreement between the Registrant and Inet, range from $3.03 per share to $176.32 per share.

(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933.

EXPLANATORY NOTE

     On September 30, 2004, we acquired Inet Technologies, Inc. In connection with the acquisition, and as provided in the Agreement and Plan of Merger dated as of June 29, 2004 between Inet and us, we assumed all of the outstanding options and the share right awards under Inet’s 1998 Stock Option/Stock Issuance Plan. The assumed options and share right awards, with appropriate adjustments to the number of shares issuable upon exercise or award and to their exercise prices to reflect the exchange ratio as provided in the merger agreement, became options to purchase our common stock or awards with respect to our common stock, as applicable, upon closing of the acquisition.

     We have prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register shares of our common stock (and related preferred stock purchase rights) issuable upon the exercise of the options or issued pursuant to the share award rights.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     We will send or give the documents containing the information required by Part I of Form S-8 to participants in Inet’s 1998 Stock Option/Stock Issuance Plan, including holders of the options to purchase our common stock and share award rights, pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by us with the Securities and Exchange Commission (Commission file number 001-04837) are incorporated by reference into this registration statement as of their respective dates of filing:

•	Our Annual Report on Form 10-K for the fiscal year ended May 29, 2004;

•	Our Current Reports on Form 8-K for the event of June 29, 2004; and

•	The description of our capital stock contained in our registration statements under Section 12 of the Securities Exchange Act of 1934, as amended.

     These documents and any other documents incorporated in this registration statement by reference are available, at no cost, by writing or telephoning us at the following address:

Tektronix, Inc.
Investor Relations
14200 SW Karl Braun Drive
Beaverton, Oregon 97077-0001
Telephone: (503) 627-5614
e-mail: john.d.gardner@tektronix.com

     All documents that we file after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and before the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters any securities then remaining unsold, also shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from their respective dates of filing.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Oregon Business Corporation Act (the “Oregon Act”) permits a corporation to include a provision in its articles of incorporation that eliminates personal liability of directors to the corporation and its shareholders for monetary damages for conduct as directors, except that no provision may eliminate or limit a director’s liability for (a) breach of the director’s duty of loyalty to the corporation or its shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) an unlawful payment of a dividend or repurchase of stock or (d) any transaction from which the director derived an improper personal benefit. Our Restated Articles of Incorporation, as amended (the “Restated Articles”), limit the personal liability of directors to us and our shareholders for monetary damages for conduct as directors to the fullest extent permitted by the Oregon Act.

     The Oregon Act and our Restated Articles and Bylaws, as amended (the “Bylaws”), contain provisions regarding indemnification of directors and officers. In addition, many of our directors and officers have entered into indemnity agreements (the “Indemnity Agreements”) with us. The general effect of the Oregon Act, the Restated Articles, the Bylaws and the Indemnity Agreements can be summarized as follows:

     (a) The Oregon Act provides that a director or officer who has been or is threatened to be made a defendant in a legal proceeding because that person is or was a director or officer of a corporation (1) shall be indemnified by the corporation for reasonable expenses of that litigation when the director or officer is wholly successful on the merits or otherwise, (2) may be indemnified by the corporation for expenses, judgments, fines, penalties and amounts paid in settlement of the litigation (other than a derivative suit), even if the director or officer is not successful on the merits or otherwise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful) and (3) may be indemnified by the corporation for expenses of a derivative suit (a proceeding by or in the right of the corporation), even if the director or officer is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that the director or officer is not adjudged liable to the corporation. The indemnification described in clauses (2) and (3) above may be made only upon a determination by (a) a majority of a quorum of disinterested directors or a committee of disinterested directors, (b) independent legal counsel or (c) the shareholders that indemnification is proper because the applicable standard of conduct has been met. The Oregon Act authorizes the advancement of litigation expenses to a director or officer upon receipt of a written affirmation of the director’s or officer’s good faith belief that the standard of conduct has been met and an undertaking by the director or officer to repay the expenses if it is ultimately determined that he or she is not entitled to be indemnified. The Oregon Act authorizes a court to award additional indemnification. The Oregon Act also authorizes a corporation to provide officers’ and directors’ liability insurance and provides that statutory indemnification rights are not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, board action, vote of shareholders or otherwise.

     (b) Our Restated Articles and Bylaws provide that we will indemnify to the fullest extent then permitted by law a person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or otherwise (including a derivative action) because that person (1) is or was one of our directors or officers or (2) is or was serving at our request as a director or officer of another corporation, partnership or enterprise. The indemnity will extend to all expenses, amounts paid in settlement, judgments and fines incurred by the director or officer.

     (c) We have entered into Indemnity Agreements with many of its directors and officers, which require us to indemnify the officer or director to the fullest extent permitted by law. The Indemnity Agreements also alter or clarify the statutory indemnity in the following respects, subject to specified exceptions: (1) indemnity is explicitly provided for settlements in derivative actions, (2) prompt indemnification is required unless a determination is made that the director or officer has not met the required standard, (3) indemnification is provided with respect to a proceeding involving a claim for breach of fiduciary duty and (4) prompt advancement of expenses is required upon receipt of an undertaking that the director or officer will repay those amounts if it is ultimately determined that he or she is not entitled to indemnification, unless a determination is made that the director or officer has not met the required standard.

     We have obtained insurance protecting officers and directors against specified liabilities which they may incur in their capacities as officers or directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index following the signature page hereof.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on October 1, 2004.

TEKTRONIX, INC.
By:	/s/ James F. Dalton
	Name:	James F. Dalton
	Title:	Vice President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 1, 2004.

Signature	Title
/s/ Richard H. Wills* Richard H. Wills	Chairman of the Board, President, and Chief Executive Officer
/s/ Colin L. Slade* Colin L. Slade	Senior Vice President and Chief Financial Officer, Principal Financial and Accounting Officer
/s/ Pauline Lo Alker* Pauline Lo Alker	Director
/s/ A. Gary Ames* A. Gary Ames	Director
/s/ Gerry B. Cameron* Gerry B. Cameron	Director
/s/ David N. Campbell* David N. Campbell	Director
/s/ Frank C. Gill* Frank C. Gill	Director
/s/ Merrill A. McPeak* Merrill A. McPeak	Director
/s/ Cyril J. Yansouni* Cyril J. Yansouni	Director

*By:	/s/ James F. Dalton

James F. Dalton,
as attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
3.1	Restated Articles of Incorporation of Tektronix, as amended. Incorporated by reference to Exhibit 3(i) on Form 10-K filed August 2, 2001, SEC File No. 1-04837.

3.2	Bylaws of Tektronix, Inc., as amended. Incorporated by reference to Exhibit 3(ii) on Form 10-K filed August 14, 2003, SEC File No. 1-04837.

4.1	Rights Agreement dated as of June 21, 2000, between Tektronix, Inc. and Chase Mellon Shareholder Services, L.L.C. Incorporated by reference to Exhibit (4) of Form 8-K filed June 28, 2000, SEC File No. 1-04837.

5.1	Opinion of Stoel Rives LLP, as to the validity of the securities being registered.

23.1	Consent of Stoel Rives LLP (included as part of Exhibit 5.1 to this Registration Statement).

23.2	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney.

99.1	Inet Technologies, Inc. 1998 Stock Option/Stock Issuance Plan. Incorporated by reference to Exhibit 10.3 of Form S-1 (Reg. No. 333-59753) filed by Inet Technologies, Inc. on July 24, 1998.